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                                                                     EXHIBIT 5.1

                                 ARTER & HADDEN
                          1717 MAIN STREET, SUITE 4100
                              DALLAS, TEXAS 75201
                              TEL: (214) 761-2100
                              FAX: (214) 741-7139

                               November 15, 1996

Vanstar Corporation
Vanstar Financing Trust
5964 W. Las Positas Blvd.
Pleasanton, California 94588

    Re: Registration Statement on Form S-1

Ladies and Gentlemen:

    We have been advised that on or about November 18, 1996, Vanstar Corporation (the "Company"), a Delaware corporation, and Vanstar Financing Trust (the "Issuer"), a Delaware business trust, expect to file with the Securities and Exchange Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement relates to the offering and resale (the "Offering") by certain holders (the "Selling Holders") of up to (i) 4,025,000 6 3/4% Trust Convertible Preferred Securities of the Issuer (the "Preferred Securities"),
(ii) $207,474,200 aggregate principal amount of 6:% Convertible Subordinated Debentures due 2016 of the Company (the "Debentures"), (iii) an indeterminable number of shares of the common stock, par value $.001 per share of the Company issuable upon conversion thereof (the "Common Stock") and (iv) the Preferred Securities Guarantee of the Company associated therewith (the "Preferred Securities Guarantee") (collectively, the "Offered Securities"). This firm has acted as counsel to you in connection with the preparation and filing of the Registration Statement and you have requested our opinion with respect to certain legal aspects of the Offering of the Offered Securities.

    In rendering our opinion, we have participated in the preparation of the Registration Statement and have examined and relied upon the originals or copies, certified to our satisfaction, of such documents and instruments of the Company and the Issuer as we have deemed necessary and have made such other investigations as we have deemed appropriate in order to express the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies.In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Debentures have been duly authenticated under that Indenture dated October 2, 1996 between the Company as sponsor and Wilmington Trust Company as trustee (the "Indenture").

    As to certain questions of fact material to the opinions contained herein, we have, where appropriate, relied upon the certificates or statements of public officials, and a certificate of officers of the Company and the Issuer, in each case without independent verification of their accuracy.

    Based upon and subject to the foregoing, we are of the opinion as follows:

    1. The Debentures and the Preferred Securities Guarantee, as issued, are valid and binding obligations of the Company and each is enforceable against the Company in accordance with its respective terms.
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Vanstar Corporation
Vanstar Financing Trust
November 15, 1996
Page 2

    2. The Preferred Securities to be sold by the Selling Holders in the Offering were validly issued and fully paid and are nonassessable by the Trust.

    3. The Common Stock, when issued upon the conversion of the Debentures or the Preferred Securities in accordance with the terms of the Indenture or the Amended and Restated Declaration of Trust dated October 2, 1996 (the "Declaration"), as the case may be, will be validly issued, fully paid and nonassessable.

    Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, (b) such opinions are subject to applicable bankruptcy, insolvency, reorganization, liquidation, receivership, fraudulent conveyance or similar laws, now or hereafter in effect, relating to creditors' rights generally, and (c) such opinions are subject to general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity).

    In connection with the Offering, we have prepared the discussion set forth under the caption "Certain United States Federal Income Tax Considerations" (the "Discussion") contained in the Prospectus forming a part of the Registration Statement. We have assumed the Trustees will conduct the affairs of the Trust in accordance with the Declaration. We hereby confirm our opinion as set forth in the Discussion which is a summary of the material United States Federal income tax consequences of the ownership and disposition of the Preferred Securities.

    This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.This opinion letter is limited in all respects to the law of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof. We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guarantee of result. This opinion letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments which might affect any matters or opinions set forth herein.

    We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the headings "Certain United States Federal Income Tax Considerations" and "Legal Matters" in the Prospectus. In so doing, we do not thereby admit that we are experts for the purposes of the Act.

                                                    Very truly yours,
                                                    /s/ ARTER & HADDEN

                                                      ARTER & HADDEN